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                                                                    EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement of Crown Casino Corporation and subsidiaries on Form S-3 of our report, which includes an explanatory paragraph relating to the Company's plans to retire or extend its Senior Notes which are due June 3, 1995, dated August 1, 1994, except as to Note R for which the date is May 2, 1995, on our audit of the consolidated financial statements and financial statement schedules of Crown Casino Corporation and subsidiaries as of April 30, 1994, and for the year ended April 30, 1994. We also consent to the reference to our firm under the caption "Experts."


                                               /s/ Coopers & Lybrand L.L.P.


Dallas, Texas
May 15, 1995